Revised 4/7/11

The London Company

CODE OF ETHICS

In accordance with Rule 204A-1 of the Investment Advisors Act of 1940, The London Company (“TLC”) requires that all employees follow the standard of business conduct as set forth in this Code of Ethics document (“the Code”). The Code will be distributed to every employee and each will be required to sign and return documentation in acknowledgement of receipt. Annual recertification that each employee has re-read, understands and has complied with the Code will be documented through signature on the Compliance Manual Employee Review memo, which includes a specific section on the Code to highlight its importance. The anniversary for employee signature will coincide with the distribution of the Compliance Manual in or around October after its annual review.

TLC places a high value on ethical conduct based on the fundamental principles of openness, integrity, honesty and trust. All employees are challenged to live up to not only the letter of the law, but a sound moral standard. As an investment manager, we owe a fiduciary duty to our clients and therefore must place their interests ahead of our own. All personnel must avoid any conduct which could create a potential conflict of interest, and must ensure that their personal securities transactions do not interfere with the clients’ portfolio transactions and that they do not take inappropriate advantage of their positions. By following these principles, our actions will easily fall within a high standard of business conduct. We are committed to maintaining these standards and as such, have adopted strict policies to ensure that everyone adheres to them.

I.	Securities Laws. TLC requires that all employees comply with all applicable securities laws. Ignorance of the law does not preclude one from adhering to it. Should any employee violate current law, they will be subject to immediate termination.

II.	Insider Trading. No TLC employee may trade, either personally or on behalf of others, while in possession of material non-public information; nor may they communicate material non-public information to others.

III.	Client Priority. Our first duty is to our clients. All employees are expected to protect client information, securities transactions and holdings. Employees must remember that all investment opportunities are offered first to clients.

IV.	Material Non-public Information. Many types of information may be considered material, including, without limitation, advance knowledge of: dividend or earnings announcements, asset write-downs or write-offs, additions to reserves for bad debts or contingent liabilities, expansion or curtailment of company or major division operations, merger or joint venture announcements, new product/service announcements, discovery or research developments, investigations and indictments, pending labor disputes, debt service or liquidity problems, bankruptcy or insolvency problems, tender offers and stock repurchase plans, and recapitalization plans. Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Employees should consult with the CCO if there is any question as to whether non-public information is material.

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A.	Distribution of Non-Public Information. Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Employees should consult with the CCO if there is any question as to whether material information is non-public.

B.	Penalties for Trading on Material Non-Public Information. Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gains or loss avoided. London Company will not protect employees found guilty of insider trading.

C.	Procedures for Recipients of Material Non-Public Information. If an employee has questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

1.	Given the severe penalties imposed on individuals and firms engaging in Insider Trading, employees:

a.	Must immediately report the potential receipt of Material Non-Public Information to the CCO;

b.	Must not trade the securities of any company about which they may possess Material Non-Public Information;

c.	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

d.	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO dictates an appropriate course of action.

2.	If the CCO determines that the information is material and non-public, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. TLC will not place any trades in securities for which it has Material Non-Public Information. Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

a.	Review TLC’s Insider Trading policies and procedures with the affected individual(s);

b.	Initially ask the affected individual(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

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c.	Periodically ask the affected individual(s) to sign certifications that they have not improperly shared the information;

d.	Review TLC’s Insider Trading policies and procedures with all employees;

e.	Conduct key word searches of all employees’ emails for the information in question.

3.	Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption.

D.	Selective Disclosure. Non-public information about TLC’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that TLC owes to its Clients.

E.	Rumors. Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to TLC’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

V.	Access Persons.

A.	Definition. Those employees in a position to exploit information about client transactions and holdings are considered Access Persons. They will be subject to additional reporting requirements that are not necessary for other employees. An Access Person has access to nonpublic information regarding clients’ purchase or sale of securities. An Access Person is involved in making securities recommendations to clients that are nonpublic or who have access to such recommendations. This includes those who have access to nonpublic information regarding the portfolio holdings of an affiliated mutual fund. Since the London Company’s primary business is providing investment advice, all employees are presumed to be Access Persons.

B.	List of Access Persons. The Chief Compliance Officer (“CCO”) will maintain a list of Access Persons to be updated at the end of each reporting quarter. Any employee that became an Access Person during the reporting quarter will be required to submit reports as itemized in the Code.

VI.

Request for Personal Trading Information. The CCO will send a memo (see Compliance Manual Appendix 2. for sample memo) by email to all Access Persons within the first week of each new quarter requesting a list of personal trades from the previous quarter. The list shall include all reportable securities as described below for all personal accounts and accounts of family members living in the same household. This completed form is to be returned by the 10th

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day of the month. Response by hard copy or email is allowed. If not returned by the 10th day, a second request will be made to the necessary employees. If not returned by the 30th day, a memo will be sent to the Principal and a copy kept in the Personal Securities Transactions file. In addition, all Access Persons shall submit to the CCO all security and brokerage statements for review and file for all personal accounts and accounts of family members living in the same household. These statements shall be submitted by the 30th day. If not returned by the 30th day, a second request will be made to the necessary employees. If not returned by the 45th day, a memo will be sent to the Principal and a copy kept in the Personal Securities Transactions file.

A.	Reportable Securities. Reportable securities are considered any where an Access Person has any direct or indirect beneficial ownership. This includes securities held by his or her immediate family members sharing the same household. The Access Person will certify that all transactions are included by their signature on the memo.

B.	Exceptions. The following are excluded from reporting:

1.	Transactions pursuant to an automatic investment plans.

2.	Transactions in accounts where the Access Person has no direct or indirect control.

3.	Those securities that present little opportunity for improper trading:

i.	Mutual fund transactions other than those managed by TLC.

ii.	Directed obligations of the US government.

iii.	Money market funds and money market instruments such as bankers’ acceptance, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

iv.	Units of a unit investment trust unless invested exclusively in unaffiliated mutual funds.

C.	Review. The CCO will review and save hard copy files of the lists of employee trades. Each list will be signed and dated by the CCO as proof of review. The Principal will review the CCO’s personal trades. The CCO will use employee reports to review the following:

1.	Assess whether the Access Person followed any required internal procedures.

2.	Analyze trading patterns that indicate abuse, including market timing.

3.	Assess whether the Access Person is trading for his own account in the same securities he is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person.

4.	Investigate any substantial disparities between the quality of performance the Access Person achieves for his own account versus the performance of clients.

5.	Investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his own account versus the profitability for the clients.

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D.	Violations. If the CCO finds any violations of our employee trading policies, the following actions will be taken.

1.	First Violation. A letter will be sent to the employee in violation highlighting the personal trading policy. The employee will be required to sign, date and return a copy of the memo as proof of notification.

2.

Second Violation. A letter will be sent to the employee in violation highlighting the personal trading policy and stating that the 3rd offense will result in termination. The employee will be required to sign, date and return a copy of the memo as proof of notification.

3.	Third Violation. The employee will be terminated as approved by the Principal.

VII.

Request for Employee Holdings. The CCO will send a memo (see Compliance Manual Appendix 3. for sample memo) by email to all Access Persons within the first week of each new year requesting a list of all personal holdings as of year-end. The list shall include all securities, reportable and non-reportable, as described below for all personal accounts and accounts of family members living in the same household. Response within 30 days by hard copy or email is allowed. If not returned by the 30th day, a second request will be made to the necessary employees. If not returned within 45 days, a memo will be sent to the Principal and a copy kept in the Personal Securities Holdings file.

New employees will be sent the memo upon initial employment and must respond within 10 days of becoming an Access Person.

A.	Holdings must reflect those as of a date not more than 45 days before the report is submitted.

B.	The Access Person will certify that all of their personal and immediate family holdings are included by their signature on the memo returned.

C.	The CCO will review and save hard copy files of the annual holding reports.

VIII.	Restricted Lists. This is a list of securities maintained by the Investment Committee that the firm is analyzing or recommending for client transactions. It may also include securities for which the firm has inside information. The Portfolio Managers will consult the list before approving any requested personal trading activity by employees and will not approve the personal trading of any securities on the restricted list using the blackout period guidelines below.

A.	Pre-clearance. All employees are prohibited from personally trading any reportable securities until written authorization is received from the Portfolio Manager and the Trader. (See Compliance Manual Appendix 4. for sample form.) The signed pre-clearance is valid only for the day in which it is signed. If the employee wishes to trade on any other day, the written authorization must be again obtained from the Portfolio Manager and Trader. A Portfolio Manager may obtain authorization for trades from the Principal or the Chief Compliance Officer, but must also have the Trader’s authorization.

B.

Blackout Period. Employees who wish to trade a security on the restricted list must wait until seven days after all anticipated client trades in the same security are completed. Employees must get a signature from the Portfolio Manager and Trader for all trades they wish to make as confirmation that the blackout period has ended or does not exist. (See Compliance

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Manual Appendix 4. for sample form.) A Portfolio Manager may obtain authorization for trades from the Principal or the Chief Compliance Officer, but must also have the Trader’s authorization.

C.	Employees who wish to participate in an IPO or Private Placement must get a signature from the Portfolio Manager and Trader as confirmation that TLC will not be participating in the same IPO or Private Placement for clients. If TLC will be participating, the employee may be included, but will only receive shares after all client orders have been allocated. (See Compliance Manual Appendix 4. for sample form.) A Portfolio Manager may obtain authorization for trades from the Principal or the Chief Compliance Officer, but must also have the Trader’s authorization.

D.	Short-swing trading and market timing. All employees are prohibited from participating in short-swing trading and market timing. Short-swing trading is defined as holding a security for less than 30 days.

E.	If an employee opts to sign an Investment Advisory Agreement with the firm, then their account is no longer considered a personal account, but rather a discretionary client account. The account will then be traded as part of the rotation schedule. No deviations from the standard trading for the product can be made in the account. Such accounts will be reviewed by the CCO monthly to ensure that all trading activity is in line with non-employee client accounts, and follows the review criteria as described in Section VI C above.

IX.	Gifts

No Access Person shall accept a gift or other thing of more than $100 from any person or entity that does business with or on behalf of TLC if such gift is in relation to the business of the employer of the recipient of the gift. In addition, an Access Person who receives an unsolicited gift or a gift with an unclear status under this section shall promptly notify the CCO and only accept the gift upon written approval of the CCO. In addition, no Access Person shall give a gift or other thing of more than $100 to any person or entity that does business with or on behalf of TLC if such a gift is in relation to the business of the employer of the recipient of the gift. Employees are permitted to give charitable donations in an amount greater than $100, but are prohibited from doing so with the intention of influencing such charities to become clients.

X.	Political Contributions.

While covered persons are encouraged to participate and vote in all federal, state and local elections, no political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

Policy for Associates

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

You may not circumvent these rules, and the guidelines below, by having your spouse or other member of your household make a contribution on your behalf.

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Background

EC Rule 206(4)-5 governs political contributions made by investment advisory firms registered under the Investment Advisers Act, as well as their associated persons. The rule provides for a two-year “time-out” period for an investment adviser or a “covered associate” of the adviser following contributions made to an official of a government entity who is in a position to influence the award of the government entity’s business. As such, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two-year period thereafter (“time-out” period).

A “contribution” is defined as any gift, subscription, loan, advance or deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office; the payment of debt incurred in connection with any such election, and; transition or inaugural expenses incurred by a successful candidate for state or local office.

For the purpose of BCM’s policy regarding political contributions, acovered person” of an investment adviser is defined as any:

•	General partner, managing member, executive officer or other individual with a similar status or function;

•	Employee who solicits government entity for the investment adviser (and any person who supervises, directly or indirectly, such an employee);

•

Political Action Committee (“PAC”) controlled by the investment adviser or by any of its covered associates. A PAC is a private group organized to elect political candidates or to advance the outcome of a political issue or legislation.

Exceptions to the “time-out” provision:

De minimis exception – a covered associate of an adviser that is a natural person, is permitted to contribute (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution, and; (ii) up to $150 to an official per election (with primary and general elections counting separately), if the covered associate was not entitled to vote for the official at the time of the contribution.

Recordkeeping Requirement:

1.	The records of contributions and payments must be kept in chronological order, identifying each contributor and recipient, the amounts and dates of each contribution or payment, and whether the contribution or payment was subject to the exemption for certain returned contributions pursuant to the Rule. These records must be maintained for six (6) years with the most recent two (2) years in an easily accessible location.

2.	A list of the names, titles and business and residential addresses of all covered associates;

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3.	A list of all government entities to which The London Company provides or has provided investment advisory services, or which are, or were, investors in any covered investment pool to which BCM provides or has provided investment advisory services, as applicable, in the past five years (but not prior to September 13, 2010);

4.	All direct or indirect contributions made by BCM or any covered associates to anofficial of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee, and;

5.	The name and business address of each regulated person to whom Brown Capital Management, Inc. provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services, on its behalf.

Responsibility

The CCO has the responsibility for implementing and monitoring our policies and insuring consistency with regulatory requirements. The CCO has the responsibility for reviewing and approving any political contributions. The CCO is also responsible for maintaining, as part of the Brown Capital Management, Inc.’s books and records, with a record of reviews and approvals in accordance with applicable recordkeeping requirements.

Procedure

You are required to pre-clear any political contribution and solicitation activity on behalf of a U.S. federal, state, local or U.S. territorial political candidate, official, party committee, organization or ballot measure committee using the Political Contribution Pre-clearance Request form.

You will not be reimbursed for political contributions that you make. Violations of this policy can impair our ability to do business in certain jurisdictions. You must pre-clear each political contribution to, or participation in any political solicitation activity on behalf of, a U.S. federal, state, local or U.S. territorial political candidate, official, party committee or organization.

XI.	Outside Business Activities. Access Persons are prohibited from engaging in outside business activities without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues (See Compliance Manual Appendix 8. for sample form.).

XII.	Reporting Violations. All violations of the Code of Ethics should be reported immediately to the CCO.

a.	Employees are expected to self-report if they have committed a violation.

b.	To help prevent retaliation, those reporting violations may do so anonymously. Should retaliation occur against a reporting employee, the person retaliating will be considered in further violation of the Code and appropriate measures will be taken.

XIII.	File Maintenance. Copies of the Code, records of violations and actions taken, copies of receipt of the Code by employees, names of Access Persons, holdings and transactions of Access Persons and documentation of decisions approving trades such as Blackout/Pre-Clearance forms will be maintained by the CCO.

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c.	All records will be maintained for 5 years in an easily accessible place, including those of employees who are no longer considered Access Persons or those individuals who have left the firm or been terminated. The most recent 2 years will be held on site.

d.	All records will be held in hard copy format until such time as it becomes burdensome or technology permits electronic maintenance.

XIV.

A summary description of the Code is included in ADV Part 2, along with instructions on how to request a full copy. A full copy of the Code will be also offered annually to clients with the 2nd quarter letter and furnished upon request.

XV.	The CCO will review and amend the Code as needed.